Exhibit 99.1

Lucid Diagnostics Advances Multiple EsoGuard® and EsoCheck® Payment, Billing and Coding Pathways

Medicare Advisory Panel recommends maintaining EsoGuard’s original gapfill payment basis under the Clinical Laboratory Fee Schedule

AMA CPT Editorial Panel approves a new Category III CPT code for non-endoscopic cell collection procedures performed with EsoCheck

Proposal for a new ICD-10-CM diagnosis code identifying positive EsoGuard results draws a favorable response from the CDC/NCHS ICD-10 Coordination and Maintenance Committee

NEW YORK, September 22, 2026 - Lucid Diagnostics Inc. (Nasdaq: LUCD) (“Lucid” or the “Company”), a commercial-stage, cancer prevention medical diagnostics company and subsidiary of PAVmed Inc. (Nasdaq: PAVM), today announced advances in multiple payment, billing, and coding pathways for its EsoGuard® Esophageal DNA Test and EsoCheck® Esophageal Cell Collection Device, following three public meetings held last week.

The Centers for Medicare & Medicaid Services (CMS) held a special Medicare Advisory Panel on Clinical Diagnostic Laboratory Tests (CDLT) Meeting on September 15-16 to make recommendations on Medicare payment methodologies for certain CDLTs paid under the Clinical Laboratory Fee Schedule (CLFS), including EsoGuard. CMS convened the meeting in response to recent legislation resuming the reporting and payment update cycle under the Protecting Access to Medicare Act (PAMA) after repeated postponements. The panel recommended maintaining the original gapfill payment basis for EsoGuard (PLA code 0114U), whose payment rate took effect in the CY2021 CLFS Update. CMS has posted a consent agenda reflecting this recommendation and is expected to issue final determinations in November following a public comment period.

The American Medical Association (AMA) held its September 2026 Hybrid CPT® Editorial Panel Meeting on September 17-19. The panel approved the addition of a new Category III CPT code for reporting nonendoscopic esophageal cell collection. Once effective, the code will allow physicians and health systems to report and track office-based esophageal cell collection procedures performed with EsoCheck, supporting systematic evaluation of utilization and clinical outcomes. The AMA is expected to publish the meeting’s Summary of Panel Actions in the coming weeks.

The Centers for Disease Control and Prevention’s National Center for Health Statistics (CDC/NCHS) hosted the diagnosis code portion of the ICD-10 Coordination and Maintenance Committee Meeting on September 15-16. The committee considered a proposed new ICD-10-CM diagnosis code (R85.83) to report positive results for the two methylated DNA biomarkers targeted by EsoGuard. The proposal, submitted by Lucid and supported by the American Foregut Society (AFS), would provide a dedicated code for reporting positive EsoGuard results on claims for subsequent confirmatory upper endoscopy. Once implemented, the code will help physicians document the clinical rationale for the endoscopy and enhance EsoGuard’s clinical value as a triage tool. AFS President Felice Schnoll-Sussman, M.D., M.Sc., Professor of Clinical Medicine at Weill Cornell Medicine, presented the proposal, which was positively received by the committee. The Company expects the proposed code to be finalized following a public comment period.

These meetings addressed payment, billing and coding for EsoCheck cell collection, EsoGuard laboratory testing, and confirmatory endoscopy, including for Medicare beneficiaries. Lucid owns and operates two CLIA-certified laboratories in Lake Forest, California and Irving, Texas, where it performs EsoGuard testing on samples collected with EsoCheck. Medicare claims for each laboratory are processed by the Medicare Administrative Contractor (MAC) for its jurisdiction under applicable coverage policies. The MolDX program coordinates coverage determinations on behalf of a subset of participating MACs.

The California laboratory is located within a MolDX-participating MAC’s jurisdiction. Lucid will begin submitting Medicare claims under EsoGuard’s PLA code, 0114U, for tests performed at its California laboratory once a final revised EsoGuard Local Coverage Determination (LCD) resulting from Lucid’s pending reconsideration request is effective.

The Texas laboratory is located within the jurisdiction of a MAC that does not participate in the MolDX program. Lucid will begin submitting Medicare claims this month under EsoGuard’s PLA code, 0114U, for tests performed at its Texas laboratory.

“These three public meetings mark important positive milestones in advancing payment, billing and coding for EsoGuard esophageal precancer testing,” said Lishan Aklog, M.D., Lucid’s Chairman and Chief Executive Officer. “We are encouraged by the near-term commercial opportunities to expand access to EsoGuard through both of our CLIA-certified laboratories, including for Medicare beneficiaries.”

About Lucid Diagnostics

Lucid Diagnostics Inc. is a commercial-stage, cancer prevention medical diagnostics company, and subsidiary of PAVmed Inc. (Nasdaq: PAVM). Lucid is focused on the millions of patients with gastroesophageal reflux disease (GERD), also known as chronic heartburn, who are at risk of developing esophageal precancer and cancer. Lucid’s EsoGuard® Esophageal DNA Test, performed on samples collected in a brief, noninvasive office procedure with its EsoCheck® Esophageal Cell Collection Device, represent the first and only commercially available tools designed with the goal of preventing cancer and cancer deaths through widespread, early detection of esophageal precancer in at-risk patients.

For more information, please visit www.luciddx.com and for more information about its parent company PAVmed, please visit www.pavmed.com.

Forward-Looking Statements

This press release includes forward-looking statements that involve risk and uncertainties. Forward-looking statements are any statements that are not historical facts. Such forward-looking statements, which are based upon the current beliefs and expectations of Lucid Diagnostics’ management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Risks and uncertainties that may cause such differences include, among other things, volatility in the price of Lucid Diagnostics’ common stock; general economic and market conditions; the uncertainties inherent in research and development, including the cost and time required to advance Lucid Diagnostics’ products to regulatory submission; whether regulatory authorities will be satisfied with the design of and results from Lucid Diagnostics’ clinical and preclinical studies; whether and when Lucid Diagnostics’ products are cleared by regulatory authorities; market acceptance of Lucid Diagnostics’ products once cleared and commercialized; Lucid Diagnostics’ ability to raise additional funding as needed; and other competitive developments. These factors are difficult or impossible to predict accurately and many of them are beyond Lucid Diagnostics’ control. In addition, new risks and uncertainties may arise from time to time and are difficult to predict. For a further list and description of these and other important risks and uncertainties that may affect Lucid Diagnostics’ future operations, see Part I, Item 1A, “Risk Factors,” in Lucid Diagnostics’ most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as the same may be updated in Part II, Item 1A, “Risk Factors” in any Quarterly Report on Form 10-Q filed by Lucid Diagnostics after its most recent Annual Report. Lucid Diagnostics disclaims any intention or obligation to publicly update or revise any forward-looking statement to reflect any change in its expectations or in events, conditions, or circumstances on which those expectations may be based, or that may affect the likelihood that actual results will differ from those contained in the forward-looking statements.

Investor and Media Contact:

Matt Riley

PAVmed and Lucid Diagnostics

mjr@pavmed.com